Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Eucrates Biomedical Acquisition Corp. (the “Company”) on Amendment No. 1 to Form S-1 [File No. 333-249333] of our report dated September 1, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as going concern, with respect to our audit of the financial statements of Eucrates Biomedical Acquisition Corp. as of August 25, 2020 and for the period from August 21, 2020 (inception) through August 25, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

October 15, 2020